Exhibit 99.1

CONTACT INFORMATION:

Investors and Media

Julie D. Tracy

Vice President, Investor Relations and Corporate Marketing

408-548-6687

jtracy@kyphon.com

Kyphon Prices $350 Million of Convertible Senior Notes

SUNNYVALE, Calif., February 1, 2007 (PR NEWSWIRE) — Kyphon Inc. (Nasdaq:KYPH) today announced the pricing of $175 million aggregate principal amount of Convertible Senior Notes due 2012 and $175 million aggregate principal amount of Convertible Senior Notes due 2014 in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Upon the occurrence of certain events, the notes will be convertible into cash up to the principal amount, and if applicable, shares of common stock in respect of any conversion value above the principal amount, based on an initial conversion rate of 17.1951 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $58.16 per share. Kyphon granted to the initial purchasers a 30-day option to purchase up to $25 million aggregate principal amount of additional notes of each series to cover overallotments.

Interest on the notes due 2012 will be paid semiannually at a rate of 1.00% per year and interest on the notes due 2014 will be paid semiannually at a rate of 1.25% per year. Holders of the notes may require Kyphon to repurchase the notes for cash equal to 100% of the principal amount to be repurchased plus accrued and unpaid interest upon the occurrence of certain types of fundamental changes.

In connection with the offering, Kyphon entered into convertible note hedge transactions which are intended to reduce the potential dilution to Kyphon’s common stockholders upon any conversion of the notes. Kyphon also entered into warrant transactions concurrently with the offering.

Kyphon has been advised that, in connection with establishing a hedge of the convertible note hedge and warrant transactions, the counterparties to those transactions or their affiliates expect to enter into various derivative transactions with respect to Kyphon’s common stock concurrently with or shortly after the pricing of the notes. The counterparties or their affiliates may also enter into or unwind various derivative transactions with respect to Kyphon’s common stock and purchase or sell Kyphon’s common stock in secondary market transactions following the pricing of the notes (and are likely to do so during any observation period relating to the conversion of a note).

Kyphon intends to use a portion of the net proceeds of the offering to pay the cost of the convertible note hedge transactions. This cost will be partially offset by proceeds that Kyphon expects to receive from the sale of the warrants. If the initial purchasers exercise their option to purchase additional notes, Kyphon expects to use a portion of the net proceeds from the sale of additional notes to enter into additional convertible note hedge transactions. Kyphon may also enter into additional warrant transactions, which would result in additional proceeds to the company. Kyphon intends to use the remaining net proceeds of the offering to retire approximately $310 million of the $425 million senior syndicated bank term loan used to complete the acquisition of St. Francis Medical Technologies.

This press release is neither an offer to sell or a solicitation of an offer to buy the notes nor shall there be any sale of the notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction. Any offers of the notes will be made only by means of a private offering memorandum. The notes and Kyphon’s common stock issuable upon the conversion of the notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks, uncertainties and assumptions, including the risk that Kyphon may be unable to complete the offering. Other information on potential risk factors that could affect Kyphon, its business and its financial results are detailed in the company’s periodic filings with the Securities and Exchange Commission (SEC), including, but not limited to, those risks and uncertainties listed in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Factors Affecting Future Operating Results,” which can be found in Kyphon’s annual report on Form 10-K for the year ended December 31, 2005 filed with the SEC on March 3, 2006 and in Kyphon’s quarterly report on Form 10-Q for the quarter ended September 30, 2006 filed with the SEC on November 9, 2006.

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